Exhibit 11

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                    TESORO PETROLEUM CORPORATION AND SUBSIDIARIES
                       INFORMATION SUPPORTING EARNINGS (LOSS)
                               PER SHARE COMPUTATIONS
                                     (Unaudited)

                      (In thousands, except per share amounts)

                                                  Three Months Ended    Six Months Ended
                                                       June 30,              June 30,
                                                     1994     1993        1994    1993
PRIMARY EARNINGS (LOSS) PER SHARE
 COMPUTATION:
 Earnings (loss) before extraordinary item        $ 1,230     1,488      8,432   ( 1,421)
 Extraordinary loss on extinguishment of debt         -         -      ( 4,752)     -
                                                  --------  --------   --------  --------
 Net earnings (loss) . . . . . . . . . . .          1,230     1,488      3,680   ( 1,421)
 Less dividend requirements on preferred stocks       791     2,302      2,680     4,604
                                                  --------  --------   --------  --------
   Net earnings (loss) applicable to common stock $   439   (   814)     1,000   ( 6,025)
                                                  ========  ========   ========  ========

 Average outstanding common shares . . . .         22,525    14,070     20,688    14,070
 Average outstanding common equivalent shares         697       -          662      -
                                                  --------  --------   --------  --------
   Average outstanding common and common
    equivalent shares. . . . . . . . . . .         23,222    14,070     21,350    14,070
                                                  ========  ========   ========  ========

Primary Earnings (Loss) Per Share:
 Earnings (loss) before extraordinary item        $   .02  (    .06)       .27   (   .43)
 Extraordinary loss on extinguishment of debt        -         -      (    .22)     -
                                                  --------  --------   --------  --------
   Net earnings (loss) . . . . . . . . . .        $   .02  (    .06)       .05   (   .43)
                                                  ========  ========   ========  ========

FULLY DILUTED EARNINGS (LOSS) PER SHARE
 COMPUTATION:
 Net earnings (loss) applicable to common stock   $   439  (   814)      1,000   ( 6,025)
 Add dividend requirements on preferred stock         791    2,302       2,680     4,604
                                                  --------  --------   --------  --------
   Net earnings (loss) applicable to common
    stock - fully diluted. . . . . . . . .        $ 1,230    1,488       3,680   ( 1,421)
                                                  ========  ========   ========  ========

 Average outstanding common and common
   equivalent shares . . . . . . . . . . .         23,222   14,070      21,350    14,070
 Shares issuable on conversion of preferred shares  2,473    4,775       2,976     4,775
                                                  --------  --------   --------  --------
   Fully diluted shares. . . . . . . . . .         25,695   18,845      24,326    18,845
                                                  ========  ========   ========  ========

Fully Diluted Earnings (Loss) Per Share -
  Anti-dilutive* . . . . . . . . . . . . .        $   .02  (   .06)        .05   (   .43)
                                                  ========  ========   ========  ========


*This calculation is  submitted  in  accordance  with  paragraph  601 (b)(11) of
Regulation S-K although it is not required by APB Opinion  No.   15  because  it
produces an anti-dilutive result.

                                       27

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